Exhibit 10.1

RESTRICTED STOCK UNIT GRANT AGREEMENT

Employee

Name:	Participant Name

Number of Restricted Stock Units Subject to Grant:	Shares Granted

Date of Grant:	February 17, 2015

Closing Price on Grant Date:	$ 10.70

THIS RESTRICTED STOCK UNIT GRANT AGREEMENT (this “Agreement”) is made as of the date in the box above labeled “Date of Grant” by Huntington Bancshares Incorporated, a Maryland corporation and its subsidiaries (the “Company”), and is hereby communicated to the employee named in the box above (the “Employee”). Undefined capitalized terms used in this Agreement shall have the meanings set forth in the Company’s 2012 Long-Term Incentive Plan as may be amended from time to time (the “Plan”).

WHEREAS, the Company maintains the Plan.

WHEREAS, pursuant to Article 8 of the Plan, the Committee may grant awards of Restricted Stock Units to employees, and have such grants settled in shares of the Company’s common stock, without par value (“Shares”).

WHEREAS, the Company desires to compensate the Employee with a grant of Restricted Stock Units for the Employee’s future services to the Company.

NOW, THEREFORE, in consideration of the premises, the Company grants the Employee an Award of Restricted Stock Units under the following terms and conditions:

1.	Grant of Restricted Stock Units.

The Company, by authority of the Committee, hereby grants to the Employee an Award of the number of Restricted Stock Units identified above (the “Grant”) to be issued in accordance with all of the terms and conditions set forth in this Agreement and the Plan. The Restricted Stock Units will be a bookkeeping entry (the “RSU Account”), and each Restricted Stock Unit shall be equivalent to one Share. All terms and conditions set forth in the Plan are deemed to be incorporated herein in their entirety.

2.	Employee Accounts.

The number of Restricted Stock Units granted pursuant to this Agreement shall be credited to the Employee’s RSU Account. Each RSU Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the Employee (or the Employee’s beneficiaries if the Employee is deceased). No funds shall be set aside or earmarked for any RSU Account, which shall be purely a bookkeeping device.

3.	Vesting Provisions.

(a) The Employee’s Restricted Stock Units shall vest only if both (i) the Employee satisfies the service-based vesting requirements in subsections (b), (c), or (d) below, as applicable, and (ii) the Committee certifies that the performance-based vesting requirement in subsection (e) below has been achieved.

(b) Except as provided in this Agreement, the Employee’s Restricted Stock Units shall vest as follows:

1. If the Employee is continuously employed by the Company through the first anniversary of the Date of Grant, 1/3 of the Employee’s Restricted Stock Units in the Employee’s Restricted Stock Unit Account will vest on such date.

2. If the Employee is continuously employed by the Company through the second anniversary of the Date of Grant, an additional 1/3 of the Employee’s Restricted Stock Units in the Employee’s Restricted Stock Unit Account will vest on such date.

3. If the Employee is continuously employed by the Company through the third anniversary of the Date of Grant, the remaining 1/3 of the Employee’s Restricted Stock Units in the Employee’s Restricted Stock Unit Account will vest on such date.

(c) Notwithstanding any provision in Section 3(b) above to the contrary, if, on or after the date that is six months after the Date of Grant, and before the third anniversary of the Date of Grant, the Employee’s employment or service with the Company terminates because of a Permitted Termination, the Employee shall vest in a prorated number of Shares (with any fractional Shares rounded up to the next whole number) equal to the number of Restricted Stock Units subject to Grant times a fraction. The numerator of the fraction shall be the number, which in no event shall be greater than 36, of all full and partial months (with partial months being counted as full months) that passed beginning with the month that contains the Date of Grant and ending with the month in which the Employee’s termination occurred. The denominator of the fraction shall be 36. The number of shares in which the Employee vests under this subsection (b) shall then be reduced by the number of shares previously vested under subsection (a) above. For purposes of this Agreement, a “Permitted Termination” means (i) the Employee’s employment or service with the Company terminates for any reason other than Cause after attainment of age 55 and 10 years of service or due to Disability or death or (ii) the Company terminates the Employee without Cause (as defined in Section 2.5 of the Plan).

(d) Notwithstanding any provision in Section 3(b) or 3(c) above to the contrary, if, on or after the date that is six months after the Date of Grant, and before the third anniversary of the Date of Grant, the Employee’s employment or service with the Company terminates for any reason other than Cause after attainment of age 59 1/2 and 4 years of service (“Normal Retirement”), the Employee’s service shall be deemed to have terminated on the third anniversary of the Date of Grant so that the Employee’s Restricted Stock Units shall be deemed to become fully vested on such date.

(e) Notwithstanding any provision in Section 3(b), 3(c), or 3(d) above to the contrary, if on December 31st before the applicable anniversary of the Date of Grant described in Section 3(b) above, the Company’s Common Equity Tier 1 Risk-Based Capital Ratio (“CET1”) is less than the greater of (i) the CET1 goal set forth in the Company’s Capital Management Policy or (ii) the required minimum CET1 established by the Federal Reserve, the Employee’s Restricted Stock Units that otherwise would have vested upon satisfaction of the applicable service-based vesting requirements described above shall instead vest on the first applicable anniversary of the Date of Grant after the December 31st in which the Company’s CET1 is greater than or equal to the applicable goal described in (i) or (ii) above. However, if the Company’s CET1 remains less than the applicable goal described in (i) or (ii) above for a period of two continuous years after the otherwise applicable vesting date described in Section 3(b), 3(c), or 3(d) (as applicable) above, the Employee shall not vest in that 1/3 share of the Restricted Stock Units and shall instead forfeit such Restricted Stock Units.

4.	Forfeiture Provisions.

(a) If, before the third anniversary of the Date of Grant, the Employee’s employment or service with the Company is terminated before the satisfaction of both (1) the service-based vesting requirements described in Section 3(b), 3(c), or 3(d) as applicable, and (2) the performance-based vesting requirement described in Section 3(e) above are satisfied, all of the Employee’s unvested RSUs and any unvested cash dividends shall be forfeited.

(b) Notwithstanding any provision of this Agreement to the contrary, the Committee may cause the Employee to forfeit all unvested RSUs and require repayment of any amount previously paid under this Agreement in accordance with the terms of the Huntington Bancshares Incorporated Recoupment/Clawback Policy (“the Policy”), any other applicable policy of the Company, and any other applicable laws and regulations. The Policy is available on the Risk Management and Corporate Policy home page of the Huntington intranet. Additionally, if the Employee’s termination of service may qualify both as (i) either a Permitted Termination or a Normal Retirement and (ii) a for Cause termination, the Employee’s termination shall be considered a termination for Cause, and the Employee shall forfeit all rights under this Agreement.

(c) This RSU grant is subject to acceptance of all the terms, conditions and limitations of the Plan. The Plan may be amended from time to time, including but not limited to provisions on tax withholding and forfeiture. This RSU grant is subject to such rules and regulations that the Committee may adopt for administration of the Plan, and to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

5.	Change in Control.

Notwithstanding any provision to the contrary, upon the occurrence of a Change in Control that occurs on or after the date that is six months after the Date of Grant, the Employee shall become immediately vested in 100% of the Restricted Stock Units and any related cash dividends with respect to such Restricted Stock Units in the Employee’s RSU Account.

6.	Issuance of Stock.

The Company, or its transfer agent, will convert the Restricted Stock Units in the Employee’s RSU Account into Shares and deliver the total number of Shares due to the Employee within 60 days after the date the Restricted Stock Units vest or as soon as administratively possible after such date, except as otherwise provided in Section 12 below. The Employee is not permitted to defer the receipt of such Shares. However, notwithstanding any provision to the contrary, if, in the reasonable determination of the Company, the Employee is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder (“Code Section 409A”), then, if necessary to avoid the imposition on the Employee of excise tax and interest under Code Section 409A, the Company shall not deliver the Shares otherwise payable upon the Employee’s termination and separation of service until the date that is 30 days after 6 months following the Employee’s termination and separation of service from the Company. The delivery of the Shares shall be subject to payment of the applicable withholding tax liability as set forth in Section 7. If the Employee dies before the Company has distributed any portion of the vested Restricted Stock Units, the Company will transfer any Shares payable with respect to the vested Restricted Stock Units in accordance with the Employee’s written beneficiary designation or to the Employee’s estate if no written beneficiary designation is provided. If the Employee did not have a will, any Shares payable with respect to the vested Restricted Stock Units will be distributed in accordance with the laws of descent and distribution.

7.	Withholding Taxes.

The Company shall have the power and the right to deduct or withhold, or require the Employee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

8.	Non-transferability of Grant.

During any Period(s) of Restriction, the Employee shall have no right to transfer, sell, pledge, assign, or hypothecate, other than by will or the laws of descent and distribution, any rights with respect to the Employee’s Award of RSUs. No RSU shall be subject to execution, attachment, or similar process.

9.	Employee’s Rights Unsecured.

The right of the Employee or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Employee nor his or her beneficiary shall have any rights in or against any amounts credited to the Employee’s RSU Account or any other specific assets of the Company. All amounts credited to the Employee’s RSU Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes, as it may deem appropriate.

10.	No Voting Rights as Stockholder.

Until the Restricted Stock Units have vested and Shares have been issued, Employee shall not have any voting rights as a stockholder of the Company with respect to the Restricted Stock Units.

11.	Dividends.

To the extent that cash dividends are paid on Shares after the Date of Grant and before the date the Employee receives the Shares subject to this Grant, the Employee shall receive credits of cash in a dividend bookkeeping account (the “Dividend Account”). Such cash credits shall be equal in value (based on the reported dividend rate on the date dividends were paid) to the amount of dividends paid on the Shares represented by the Restricted Stock Units in the Employee’s RSU Account. The Employee shall vest in the cash in the Dividend Account in accordance with Section 3 of the Agreement in the same manner that the Employee vests in the Restricted Stock Units held in the RSU Account. On the date that the Employee receives a distribution of Shares from the RSU Account (provided that such date is at least six months after the Date of Grant), the Employee shall also receive a distribution of the cash in the Dividend Account.

12.	Capital Adjustment Provisions.

In the event of a stock split, stock dividend, spin off, merger, or other event described in Section 4.3 of the Plan, the number of Restricted Stock Units in the Employee’s RSU Account shall be adjusted in accordance with the provisions of Section 4.3 of the Plan.

13.	Securities Law Compliance.

The delivery of all or any of the Shares shall only be effective at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the NASDAQ Global Select or any other exchange upon which the Company’s common stock is traded. If the Company delays the delivery of the Shares in order to ensure compliance with any state or federal securities or other laws, the Company shall deliver the Shares at the earliest date at which the Company reasonably believes that such delivery will not cause such violation, or at such other date that may be permitted under Code Section 409A.

14.	Plan Governs.

The Grant is made under the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. A copy of the Plan is available upon request by contacting the Human Resources Department at the Company’s executive offices.

15.	No Right to Continued Employment.

The Employee understands and agrees that this Agreement does not impact in any way the right of the Company to terminate or change the terms of the employment of Employee at any time for any reason whatsoever, with or without Cause, nor confer upon any right to continue in the employ of the Company.

16.	Addresses for Notices.

Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of the Compensation Director, at Huntington Bancshares Incorporated, Huntington Center, HC0318, 41 S. High Street, Columbus, Ohio 43287, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Employee shall be addressed to the Employee at the address maintained on the books and records of the Company.

17.	Captions.

Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Notice.

18.	Notice Severable.

In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

19.	Expenses.

Costs of administration of the terms and conditions of this Agreement will be paid by the Company.

20.	Governing Law / Compliance with Applicable Law.

The terms and conditions of this Agreement shall be governed by the laws of the State of Ohio, except to the extent preempted by federal law.

21.	Entire Notice; Amendment; Code Section 409A Provisions.

This Agreement and the Plan contain the terms and conditions with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof. This Agreement shall be interpreted in accordance with Code Section 409A. This Agreement shall be deemed to be modified to the maximum extent necessary to be in compliance with Code Section 409A’s rules. If the Employee is unexpectedly required to include in the Employee’s current year’s income any amount of compensation relating to the Restricted Stock Units because of a failure to meet the requirements of Code Section 409A, then to the extent permitted by Code Section 409A, the Employee may receive a distribution of Shares or cash in an amount not to exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

RESTRICTIVE COVENANTS

After review of this agreement, the Employee will be required to accept the terms and conditions of the grant. If this agreement is not accepted within 45 days of the distribution of this document, then the grant will be subject to forfeiture.

Non-Solicitation Provision

By accepting this Agreement and the grant listed herein, the Employee agrees that during his or her employment with Huntington and for a period of one year after such employment ceases, either voluntarily or involuntary for any reason, he or she will not, either directly or indirectly:

1.	Solicit, encourage, or induce any person employed by the Company, or attempt to solicit, encourage or induce any person employed by the Company, to terminate his or her employment with the Company or to seek or accept employment with any other person or entity; or

2.	Contact or attempt to contact any customer or prospective customer of the Company for whom the Employee performed any services or had any direct or indirect business contact for the purposes of identifying his or her new association or his or her change of employment or current affiliation; or

3.	Contact any customer of the Company for whom the Employee performed any services or had any direct or indirect business contact for the purpose of soliciting, influencing, enticing, attempting to divert, or inducing any such customers to obtain any product or service offered by the Company from any person or entity other than the Company; or

4.	Contact any customer or prospective customer of the Company whose identity or other customer specific information the Employee obtained or gained access to as an employee of Company for the purpose of soliciting, influencing, enticing, attempting to divert, or inducing any such customers or prospective customers to obtain any product or service provided by the Company from any person or entity other than the Company; or

5.	Accept or provide assistance in the accepting of business from any customers or any prospective customers of the Company for whom the Employee performed any services or had any direct or indirect business contact, or whose identity or other customer specific information the Employee obtained or gained access to as an employee of the Company.

Notwithstanding the foregoing non-solicitation provisions of this Agreement, if the Employee separates employment within one year following a Change in Control that is not pursuant to a transaction approved by the Huntington Bancshares Incorporated Board of Directors, then the Employee’s obligations will cease as of the date of his or her employment termination.

Confidentiality Provision

By accepting this Agreement and the grant listed herein, the Employee agrees that during his or her employment with Huntington and after such employment ceases, either voluntarily or involuntary for any reason, he or she will not, either directly or indirectly use proprietary information to solicit, influence, entice, attempt to divert, or induce any customer or prospective customer of the Company to terminate or reduce any business relationship with the Company or to obtain any product or service provided by the Company from any person or entity other than the Company. Proprietary information includes customer or prospective customer information, including names, addresses, telephone numbers, email addresses or other identifying or contact information, account or transactional information, and other personal, business or financial information, and also includes information concerning the Company’s business plans and methods, market strategies, products and services, technology and computer systems, business techniques and processes, policies, procedures and training materials.

Non-Competition Provision

By accepting this Agreement and the grant listed herein, the Employee agrees that if the Employee retires at age 59 1/2 or older and has at least 4 years of service, the Restricted Stock Units the Employee received by accepting this Agreement will continue to vest, provided that: (1) the Employee’s retirement date is at least 6 months after the grant date listed herein; and (2) for a period of one (1) year after the Employee’s Separation Date, he or she will not accept employment with or perform any competing services (to include, recruiting, financial modeling, vendor relationship management, and/or providing services that draw upon his knowledge of Huntington proprietary information) for any bank or bank affiliated broker dealer that has any material operations in any of Huntington’s six (6) footprint states (Ohio, Indiana, Kentucky, Michigan, Pennsylvania, and West Virginia). “Material operations” means that it has more than 5% market share in any of Huntington’s footprint states. “Bank affiliated” means owned by a bank or a bank holding company. The Employee agrees and acknowledges that for purposes of this Paragraph, “employment” and/or “perform any competing services” shall mean that the Employee is engaged as an agent, employee, director, owner, partner or consultant by any bank or bank affiliated broker dealer. If, and to the extent that, the Employee violates the terms of this non-competition provision, the continued vesting of the Employee’s Restricted Stock Units shall immediately cease, and the Employee shall forfeit any unvested Restricted Stock Units.

Notwithstanding the foregoing non-competition provisions of this Agreement, if Employee separates employment within one year following a Change in Control that is not pursuant to a transaction approved by the Huntington Bancshares Incorporated Board of Directors, then Employee’s obligations will cease as of the date of his or her employment termination.

The Company will not have any further obligations to the Employee under this Agreement if the Employee’s grant is forfeited as provided herein.

This Agreement along with the 2012 Long-Term Incentive Plan Prospectus will be available by accessing your Fidelity account.

I hereby accept the terms of this Agreement electronically through Fidelity.

Stephen D. Steinour	2/17/2015
Chairman, President, and Chief Executive Officer	Date

Electronic Signature

Acceptance Date